Exhibit 10.29

RESTRICTED STOCK AWARD

This agreement is entered into this _____ day of _____________ 2014 (the “Date of Grant”), and evidences the grant by The Management Network Group, Inc. (the “Company”) of Restricted Stock to __________________________________ (the “Grantee”).

1.           Shares Awarded and Restrictions on Shares. Pursuant to the terms of The Management Network Group, Inc. 1998 Equity Incentive Plan (the “Plan”), the Grantee is hereby awarded ___________ shares of the Company’s common stock (the “Restricted Shares”), subject to forfeiture and restriction on rights of sale and transfer as set forth herein.

2.           Sale or Transfer Restrictions; Vesting Conditions. The Restricted Shares awarded to the Grantee shall be held without the right of sale or transfer, and subject to forfeiture as provided in paragraph 4, until such restrictions lapse in accordance with the following performance and time based vesting schedule:

(a)           Initial Vesting Date: On the Earnings Release Date for the Company's 2015 first fiscal quarter (the "Initial Vesting Date"), the percentage of the Restricted Shares vesting shall be equal to the percentage obtained by dividing (i) the Cumulative Net Non-GAAP EBITDA (as defined below) through the end of Company's 2015 first fiscal quarter, by (ii) $10.5 million.

(b)           Subsequent Quarterly Vesting Dates. On each Earnings Release Date beginning with the Earnings Release Date for the Company's 2015 second fiscal quarter and ending on the Earnings Release Date for Company's 2017 first fiscal quarter (each a "Subsequent Vesting Date"), the percentage of the Restricted Shares vesting on such Earnings Release Date shall be equal to:

i.           The percentage obtained by dividing (A) the Cumulative Net Non-GAAP EBITDA through the end of the fiscal quarter for which such Earnings Release Date relates, by (B) $10.5 million; minus,

ii.           The cumulative percentage of Restricted Shares that have already vested on the Initial Vesting Date and all prior Subsequent Vesting Dates, if any.

In no event can more than 100% of the Restricted Shares become vested.

(c)           Change of Control Vesting. Notwithstanding the vesting conditions set forth above in paragraphs 2(a) and 2(b) above, if a Change of Control occurs before the end of the Performance Period, then the vesting requirements set forth above in paragraphs 2(a) and 2(b) above shall no longer apply with respect to any Subsequent Vesting Date after the consummation of the Change of Control and all Restricted Shares which have not otherwise vested at the time of the Change of Control shall vest as follows:

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i.           Immediately prior to the consummation of the Change of Control, a number of Restricted Shares equal to the lesser of (1) the aggregate number of Restricted Shares that vested in accordance with paragraphs 2(a) and 2(b) above before the Change of Control, or (2) the total number of unvested Restricted Shares remaining under this agreement at the time of the Change of Control, shall vest and cease to be subject to any of the restrictions of this agreement; and

ii.           After the Change of Control, subject to the Grantee's continued employment and to all other terms and provisions of this Agreement, any unvested Restricted Shares remaining after the accelerated vesting pursuant to subparagraph 2(c)(i) above shall vest in five (5) increments over the immediately following five (5) anniversary dates of the date of the Change of Control. The number of Restricted Shares eligible to become vested on such five anniversaries shall be one-fifth of that number of Restricted Shares that remain subject to the transferability and forfeiture restrictions of this paragraph 2 as of the date of the Change of Control.

3.           Accelerated Removal of Restrictions. Notwithstanding anything in this agreement to the contrary, the sale and transfer restrictions on the Restricted Shares shall immediately lapse, to the extent such restrictions have not already lapsed pursuant to paragraph 2, upon the earlier of the following:

(a)           The Grantee’s involuntary termination of employment without Cause following a Change of Control of the Company; or

(b)           The Grantee’s voluntary termination of employment for Good Reason following a Change of Control of the Company.

4.           Employment Requirement and Forfeiture of Restricted Stock. In the event the Grantee’s employment with the Company terminates prior to the date on which the restrictions shall lapse, as specified in paragraphs 2 and 3, the Restricted Shares will be forfeited by the Grantee and become the property of the Company. For purposes of this agreement, an authorized leave of absence (authorized by the Company to the Grantee in writing) shall not be deemed a termination of employment hereunder. Notwithstanding anything herein to the contrary, except where a Change of Control has occurred before the last day of the Performance Period, all unvested Restricted Shares shall be forfeited on the last day of the Performance Period.

5.           Issuance of Restricted Shares. Restricted Shares will be issued in book entry form with the Grantee being named the beneficial owner. When the prohibited sale and transfer restrictions lapse under paragraph 2 or 3 with respect to the Restricted Shares, provided the Restricted Shares have not been forfeited under paragraph 4, the Company shall prepare and deliver to the Grantee a stock certificate for the Shares represented by the Restricted Shares. Notwithstanding the foregoing, if the Company requires reimbursement of any tax required by law to be withheld with respect to the delivery of Shares pursuant to this agreement, the Company shall not deliver such Shares until the required payment is made.

6.           Voting and Other Rights of Restricted Shares. Upon the issuance of the Restricted Shares, the Grantee shall have all of the rights of a stockholder of the Company, including the right to receive dividends and to vote the Restricted Shares until such shares may have been forfeited to the Company as provided in paragraph 4; provided, however, any such dividends that are paid in cash shall be held in escrow by the Company and, such any dividends (whether in cash or other property) shall be subject to the same rights, restrictions on transfer and conditions regarding vesting and forfeiture as the Restricted Shares. In the event of forfeiture by the Grantee of any or all of the Restricted Shares, the Grantee shall also forfeit all cash dividends held in escrow and any other dividends received relating to the underlying forfeited Restricted Shares and all such forfeited property shall be returned to the Company.

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7.           Definitions. For purposes of this agreement, the following terms shall have the meaning set forth below.

(a)           The term “Affiliate” shall have the same meaning as set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

(b)           The term “Beneficial Ownership” or “Beneficially Owns” shall have the same meaning as set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

           (c)           The term “Cause” shall mean that the Grantee (i) has committed a material act of dishonesty, deceit or breach of fiduciary duty in the performance of his or her duties as an employee of the Company or any successor, (ii) has acted or failed to act in any other way that reflects materially and adversely upon the Company or any successor, including but not limited to the Grantee’s conviction of, guilty plea, or plea of nolo contendere to any crime or offense involving dishonesty with respect to the Company or any successor, or (iii) has neglected or failed to perform substantially the duties of the Grantee’s employment with the Company or any successor, including but not limited to an act of insubordination.

(d)           A “Change of Control” of the Company shall mean the occurrence of one or more of the following events:

(i)            Any person, entity or group subsequent to the Date of Grant either (i) makes a tender or exchange offer for the issued and outstanding voting stock of the Company and Beneficially Owns 50% or more of the issued and outstanding voting stock after such tender or exchange offer, or (ii) acquires, directly or indirectly, the Beneficial Ownership of 50% or more of the issued and outstanding voting stock of the Company in a single transaction or a series of transactions;

(ii)            The Company is a party to a merger, consolidation or similar transaction and following such transaction 50% or more of the issued and outstanding voting securities of the resulting entity is Beneficially Owned by a person, entity or group other than the stockholders of the Company immediately prior to the transaction; or

(iii)          All or substantially all of the assets of the Company are sold, leased, exchanged or otherwise transferred to any person, entity or group acting in concert as a partnership, limited partnership, syndicate or other group.

Notwithstanding the foregoing or any provision in the Plan to the contrary, a Change of Control of the Company shall not be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the voting securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

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(e)           "Cumulative Net Non-GAAP EBITDA" means:

(i)            if the sum of the Company's Non-GAAP EBITDA during the period that begins on the first day of the Company's 2013 second fiscal quarter and ends on the last day of the Company's fiscal quarter for which such measurement is determined is positive, the net Non-GAAP EBITDA during such period; or

(ii)            if the sum of the Company's Non-GAAP EBITDA during the period that begins on the first day of the Company's 2013 second fiscal quarter and ends on the last day of the Company's fiscal quarter for which such measurement is determined is negative, zero.

(f)           "Earnings Release Date" means, the date of the Company’s public disclosure of its earnings for the applicable fiscal quarter.

(g)           The term “Good Reason” shall mean (i) a substantial adverse change of the Grantee’s job description or duties causing them to be of materially less stature or responsibility without the Grantee’s consent, or (ii) requiring the Grantee to relocate, without his or her consent, out of the metropolitan area in which the Grantee is located as of the date of this agreement.

(h)           "Non-GAAP EBITDA" means the Company's gross profit (loss) before interest, taxes, depreciation and amortization expense but also excluding certain non-cash charges (e.g., share-based compensation expense) and, potentially, other extraordinary one-time items to the extent determined to be appropriate by the Compensation Committee.

(i)           "Performance Period" means the period commencing on the first day of the Company's 2013 second fiscal quarter and ending on the last day of the Company's 2017 first fiscal quarter.

8.           Withholding of Taxes. As a condition to the issuance of the Restricted Shares, the Grantee shall (a) promptly remit to the Company any taxes required to be withheld by the Company under federal, state or local laws with respect to such Restricted Shares; (b) instruct the Company to withhold in accordance with applicable law from any compensation payable to the Grantee the taxes required to be held by the Company under federal, state or local laws with respect to such Restricted Shares; or (c) make other arrangements for withholding acceptable to the Board of Directors in its discretion. The determination of the amount of any such withholding and the satisfaction of this condition shall be made by the Company in its sole discretion. Unless specifically denied by the Committee, the Grantee may elect to pay all minimum required amounts of tax withholding, or any part thereof, by electing to transfer to the Company, Shares having a value equal to the minimum amount required to be withheld under federal, state or local law or such lesser amount as may be elected by the Grantee. The value of Shares to be transferred to the Company shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined (the “Tax Date”), as determined by the Committee. Any such elections by the Grantee to have Shares withheld for this purpose will be subject to the following restrictions:

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(a)           All elections must be made prior to the Tax Date;

(b)           All elections shall be irrevocable; and

(c)           If the Grantee is an officer or director of the Company within the meaning of Section 16 of the 1934 Act (“Section 16”), the Grantee must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

9.           Changes in Circumstances. It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the value of the Restricted Shares or the Shares issued pursuant thereto after the date hereof.

10.            Conflict. In the event of a conflict between this agreement and the Plan, the provisions of the Plan shall govern.

11.           Governing Law. This agreement shall be governed under the laws of the State of Kansas.

12.           No Guarantee of Continued Service. The Grantee acknowledges and agrees that this agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere with the Grantee’s right or the Company’s right to terminate the Grantee’s relationship as a service provider at any time, with or without cause.

THE NETWORK MANAGEMENT GROUP, INC.

By:

Title:

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ACKNOWLEDGMENT OF GRANTEE:

The undersigned Grantee acknowledges that he or she understands and agrees to be bound by each of the terms and conditions of this agreement and the Plan. The Grantee further acknowledges that he or she has reviewed the Plan and this agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this agreement and fully understands all provisions of the Plan and agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors or its designee with respect to any questions relating to the Plan and agreement. The Grantee further agrees to notify the Company upon any change in the residence address.

Signature of Grantee:

Print Name:

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